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Exhibit 10.2

SEPARATION AGREEMENT

        THIS SEPARATION AGREEMENT (this "Agreement") is made as of June 30, 2008, by and among Molson Coors Brewing Company, a Delaware corporation (the "Company") and Timothy V. Wolf ("Executive").

        WHEREAS, Executive will leave the Company to become employed by MillerCoors LLC pursuant to the terms of the Employment Letter (as defined below); and

        WHEREAS, the termination of the Executive's employment with the Company pursuant to the terms of this Agreement shall not be considered a "separation" pursuant to the terms of any applicable pension plans maintained by or on behalf of the Company.

        NOW, THEREFORE, the parties hereto agree as follows:

        1.    Termination of Employment Period.    The Company and Executive hereby agree that Executive's employment shall terminate effective as of the date hereof, and that on July 1, 2008, Executive will begin his employment with MillerCoors LLC pursuant to that certain Employment Letter, dated July 1, 2008, between MillerCoors LLC and Executive (the "Employment Letter").

        2.    Separation Payments and Related Matters.

            (a)    Separation Payments.    On the date hereof, the Company will make a payment to Executive equal to $1,601,250. Pursuant to Section 3(f) of the Employment Letter, MillerCoors will make an additional payment to you of $1,601,250 on the date specified in such Employment Letter, with such amount referred to as the "MillerCoors Payments."

            (b)    General Release.    Notwithstanding the provisions of Section 2(a) above, Executive shall be entitled to receive the payment due from the Company on the date hereof if and only if Executive has executed and delivered to the Company, and has not revoked or breached (including, without limitation, by bringing any Claim, as defined therein), the Release (as defined in Section 3 below) and has not breached any other provision of this Agreement.

            (c)    No Other Payments.    Except as set forth in Section 2(a) above, Executive shall not be entitled to any other salary, commission, bonuses, employee benefits (including long and short term disability, 401(k), and pension) or compensation from the Company or its subsidiaries after the date hereof and all of Executive's rights to salary, commission, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the date hereof (other than vested retirement benefits accrued on or prior to the date hereof that have not yet been paid) shall cease upon the date hereof, other than those expressly required under applicable law (such as COBRA). Notwithstanding the foregoing, nothing in this Agreement shall affect in any way (i) Executive's rights of indemnification provided to Executive by the Company's by-laws and/or other agreements or policies, which shall continue in full force and effect, in accordance with their terms, following the date of this Agreement, or (ii) Executive's rights to receive payments pursuant to the Company's bonus plan for the portion of 2008 prior to the date hereof, which payments, if any, will be paid to Executive at the time that payments are made to other executives, at a comparable level, under such bonus plans, currently anticipated to be March of 2009.

        3.    Release.    Concurrently with the execution of this Agreement, Executive shall execute and deliver to the Company a general release in the form of Exhibit A attached hereto (the "Release"), which Release shall be effective as of the date hereof and, as a condition to any payments set forth in Section 2 above and the rights set forth in Section 4 below, shall not be revoked in whole or in part. The payments described in Section 2 and the rights set forth in Section 4 of this Agreement are conditioned upon the Release being in full force and effect. In any proceeding brought by Executive to challenge the validity of the Release, the prevailing party in such proceeding shall be entitled to all attorney's fees and/or costs incurred by that party to the fullest extent authorized by law.

        4.    Company Release.    The Company releases and forever discharges Executive and his assigns, agents, and heirs from, and covenant not to sue Executive, his assigns, agents and heirs with respect to all claims, rights, demands, actions, obligations, debts, sums of money, damages, and causes of action arising from employment with the Company to the fullest extent permitted by law and public policy, except for any claims arising from any intentional act of misconduct by Executive or any other intentional act taken by Executive in bad faith or without a reasonable belief that it was in the best interest of the Company. Executive's obligations described in this Agreement, including Section 3 and the Release, are conditioned upon the Company's release set forth in this Section 4 being in full force and effect.

        5.    Equity Grants.    The Company and Executive hereby acknowledge and agree that all options to acquire shares of the Company's Class B Common stock (including for purposes of this Agreement, Stock Only Settled Appreciation Rights) ("Options") and Restricted Stock Units ("RSUs") held by Executive pursuant to the terms of the Molson Coors Incentive Compensation Plan (the "Plan") shall continue to vest in accordance with their terms so long as Executive remains employed by MillerCoors LLC; provided that such Options and RSUs will be considered and deemed vested if the Executive remains employed by MillerCoors LLC for the Initial Term (as defined in the Employment Letter) or if Executive is earlier terminated by MillerCoors LLC without Cause (as defined in the Employment Letter) or resigns with Good Reason (as defined in the Employment Letter). Except as set forth otherwise in this Section 5, nothing in this agreement shall modify the terms of any Options or RSUs held by Executive pursuant to the terms of the Plan.

        6.    Other Agreements.

            (a)    Non-Disparagement.    Executive agrees not to disparage the Company or any of its past and present investors, officers, directors or employees, and to keep all confidential and proprietary information about the past or present business affairs of the Company and its subsidiaries confidential unless a prior written release from the Company is obtained. The Company agrees that the executives of the Company shall not disparage Executive.

            (b)    Return of Property.    Executive further agrees that, as of the date hereof, Executive shall have returned to the Company any and all property, tangible or intangible, relating to its business, which Executive possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that Executive shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data; provided, however, that Executive may retain the Company-issued home office computer equipment, Blackberry and phone and corporate credit card until the same is issued to Executive by Miller Coors LLC.

            (c)    No Admissions.    This Agreement shall not be construed as an admission of any wrongdoing by the Company, any of its affiliates, or any of its directors, officers, agents or employees.

            (d)    Withholding.    The Company will withhold from all payments hereunder on the basis that they are for employment services any federal, state, local or foreign withholding taxes, excise tax, or employment taxes imposed with respect to such payments.

        7.    Representations and Warranties; Acknowledgments.

            (a)    Executive's Representations and Warranties.    Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity (other than the Letter Agreement) and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

            (b)    Executive's Acknowledgment.    Executive hereby acknowledges and represents that he was advised to and he has consulted with independent legal counsel regarding his rights and obligations under this Agreement (including the Release) or voluntarily waived the opportunity to do so and that he fully understands the terms and conditions contained herein (including the Release).

            (c)    The Company's Representations and Warranties.    The Company each hereby represents and warrants to Executive that (i) the execution, delivery and performance of this Agreement by the Company do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which it is bound, and (ii) upon the execution and delivery of this Agreement by Executive, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.

        8.    Confidentiality.    Each of the Company and Executive agrees that the contents of this Agreement and the attached Release, including but not limited to its financial terms, are strictly confidential. By executing this Agreement, Executive agrees and represents that Executive has maintained and will maintain the confidential nature of the agreement and has not and will not disclose its terms to any third party, except (a) to legal counsel, tax and financial planners, and immediate family who agree to keep it confidential; (b) as otherwise required by law, in which case Executive shall notify the Company writing in advance of disclosure; and (c) as necessary to enforce this Agreement. By executing this Agreement, the Company agrees and represents that such person has maintained and will maintain the confidential nature of the agreement and has not and will not disclose its terms to any third party, except (x) to its executive staff and governing bodies, as necessary or appropriate, and to its outside counsel, auditors and other advisors; (y) as otherwise required by law; and (z) as necessary to enforce this Agreement. Notwithstanding anything in this Section 7, it is understood by the Company and Executive that the contents of this Agreement may be shared by either party hereto with MillerCoors LLC.

        9.    Cooperation with Governmental Investigations and Responses to Subpoenas.    No provision of this Agreement shall in any way limit Executive's ability to cooperate with any federal, state, or local government investigative agency or department in connection with any federal, state or local government investigation or be construed as prohibiting the provision of non-privileged information, documents (including but not limited to this Agreement) and/or testimony by Executive or the Company in response to a subpoena issued by a court of competent jurisdiction, or as may otherwise be required by law or which Executive or the Company may be requested to provide to any federal, state, or local governmental investigative agency or department or in connection with any federal, state, or local investigation. However, in the event of a receipt of any non-governmental subpoena Executive agrees to notify the Company with reasonable promptness before complying with such a subpoena so that it may protect its interests, including moving to quash the subpoena, as long as provision of such notice does not violate any applicable law, rule, or court order. If the Company seeks to prevent disclosure in accordance with the applicable legal procedures, and provides Executive with notice before the deadline for Executive's compliance with the subpoena, Executive shall not make any such disclosures until either such objections are withdrawn or the objections are finally adjudicated by the appropriate tribunal to be invalid.

        10.    General Provisions.

            (a)    Severability.    If any portion or provision of this Agreement will to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

            (b)    Complete Agreement.    This Agreement, those documents expressly referred to herein and other documents of even date herewith, including but not limited to the Release attached as Exhibit A, set forth Executive's entire agreement with the Company and supersede all prior and contemporaneous communications, agreements and understandings, written or oral, with the Company with respect to the subject matter hereof; provided, however, that this Agreement will not terminate or supersede any additional obligations Executive may have pursuant to any other agreement or under applicable law with respect to confidentiality, non-competition, assignment of rights to intellectual property or similar obligations. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

            (c)    Counterparts.    This Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument.

            (d)    Successors and Assigns.    This Agreement will inure to the benefit of and be binding upon Executive and the Company, and each of their respective successors, executors, administrators, heirs and assigns, provided that this Agreement may not be assigned by Executive without the prior written consent of the Company.

            (e)    Governing Law.    This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to its choice of law provisions). Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits for himself or itself in any proceeding relating to this Agreement or your employment by the Company or any Affiliate, or for the recognition and enforcement of any judgment in respect thereof (a "Proceeding"), to the exclusive jurisdiction of the courts of the State of Delaware, the court of the United States of America for the District of Delaware, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Delaware State court or, to the extent permitted by law, in such federal court; (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that he or it may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or your employment by the Company or any Company affiliate, or his or its performance under or the enforcement of this Agreement; (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at his or its address; and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware.

            (f)    Specific Performance and Enforcement.    Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorney's fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

            (g)    Amendment and Waiver.    The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive.

            (h)    Notices.    Any notices provided for in this Agreement will be in writing and will be effective immediately when delivered in person or three (3) days after such notice is deposited in the United States mail, postage prepaid, and addressed to Executive at Executive's last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention Chairman of the Board of Directors, or to such other address as either party may specify by notice to the other actually received.

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        IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement on the date first written above.

MOLSON COORS BREWING COMPANY
By:	/s/ DOUGLAS N. BECK
Name:	Douglas N. Beck
Its:	Attorney in Fact under Power of Attorney dated June 17, 2008 for Samuel D. Walker, General Counsel, Vice President and Secretary
EXECUTIVE
/s/ TIMOTHY V. WOLF TIMOTHY V. WOLF

Exhibit A

GENERAL RELEASE

        I, Timothy V. Wolf, in consideration of and subject to the performance by Molson Coors Brewing Company, a Delaware corporation (the "Company"), of its obligations under the Separation Agreement, dated as of June 30, 2008 (the "Separation Agreement"), do hereby release and forever discharge as of the date hereof the Company and its affiliates and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and its affiliates and the Company's direct or indirect owners (collectively, the "Released Parties") to the extent provided below.

        1)    I understand that any payments or benefits paid or granted to me under the Separation Agreement on or after the date hereof represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive such payments and benefits specified in the Separation Agreement unless I execute this General Release and do not revoke or breach this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.

        2)    Except as provided in paragraphs 4 and 9 below and except for those provisions arising out of the performance of the Separation Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself and my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys' fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties that I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974 (except as provided in paragraph 8 below); any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys' fees incurred in these matters) (all of the foregoing are collectively referred to herein as the "Claims").

        3)    I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

        4)    I agree that this General Release does not waive or release any rights or claims that I may have (a) under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release, (b) with respect to any options to acquire common stock of the Company which I may exercise after the Separation Date as a result of Section 4 of the Separation Agreement, (c) with respect to any vested benefits (including, but not limited to, 401(k) or other vested retirement benefits) or (d) for claims which cannot be released as a matter of law. I acknowledge and agree that my separation from employment with the Company is in compliance with the terms of the Separation Agreement and company policy and shall not serve as the basis for any Claim (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967). I further agree that this General Release does not include or limit in any way my rights to indemnification pursuant to the Company's articles of incorporation, by-laws, and/or policies.

        5)    I agree that I am waiving all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, attorneys' fees and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

        6)    In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I covenant and agree that I will not file or institute at any time hereafter any Claim (whether arising out of or connected with my employment with, or my separation or termination from, the Company or otherwise) against any of the Released Parties. I agree that filing or instituting any such Claims would be a material breach of this General Release. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver and agreement not to bring any Claim is an essential and material term of this General Release and that without such waiver and agreement not to bring any Claim the Company would not have agreed to the terms of the Separation Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending Claim of the type described in paragraph 2 above as of the execution of this General Release and I represent and warrant to the Company that I have not filed or instituted any Claim against any of the Released Parties.

        7)    I represent that I am not aware of any claim by me other than the claims that are released by this Agreement. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it. Nevertheless, I hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts.

        8)    I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

        9)    I agree that I will forfeit all amounts payable by the Company pursuant to or referenced in the Separation Agreement (including, without limitation, the benefits referenced in paragraphs 2(a) and 4 thereof) if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys' fees, and return all payments received by me pursuant to or referenced in the Separation Agreement. I

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understand that this paragraph 9 does not apply if I file a charge or lawsuit under the Age Discrimination in Employment Act of 1967 (an "ADEA Claim") challenging the validity of this General Release. However, in the event any such ADEA Claim is unsuccessful, I acknowledge that a court may order me to pay attorney's fees and/or costs incurred by any of the Released Parties where authorized by law. In the event any such ADEA Claim is successful, the severance benefits or payments I received, in part for signing this General Release, may serve as restitution, recoupment, or setoff to any monetary award I receive.

        10)  I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone. I understand that I also may disclose this General Release and information regarding its terms as required by law or court order.

        11)  Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Separation Agreement as modified by the Separation Agreement, or any of the Company's benefit plans qualified under the Employee Retirement Income Security Act of 1974, in each case after the date hereof.

        All issues and questions concerning the construction, validity, enforcement and interpretation of this General Release shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

        The parties agree that they will not file any action arising out of or based upon this General Release other than in the federal and state courts located in the State of Delaware. The parties consent to personal jurisdiction and venue solely within the federal and state courts located in the State of Delaware and waive all other possible objections thereto.

        Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or its validity or enforceability in any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

        BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

        1)    I HAVE READ IT CAREFULLY;

        2)    I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

        3)    I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

        4)    I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY (INCLUDING VIA THIS GENERAL RELEASE) BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

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        5)    I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS GENERAL RELEASE SUBSTANTIALLY IN ITS FINAL FORM TO CONSIDER IT AND EITHER SUCH 21 DAYS HAVE ELAPSED OR I HAVE KNOWINGLY WAIVED THAT 21 DAY PERIOD;

        6)    I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS GENERAL RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

        7)    I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

        8)    I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

Date: June 30, 2008

/s/ TIMOTHY V. WOLF TIMOTHY V. WOLF

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SEPARATION AGREEMENT